DISTRIBUTION SERVICES AGREEMENT

     THIS AGREEMENT made this 25TH day of January, 2016, by and between Community Development Fund Advisors, LLC (the "Adviser"), and Foreside Fund Services, LLC a Delaware limited liability company (the "Distributor").

     WHEREAS, pursuant to a distribution agreement by and between the Distributor and The Community Development Fund, a Delaware statutory trust (the "Trust") dated as of 1-25-16 (the "Distribution Agreement"), the
Distributor acts as the principal underwriter and distributor of shares of certain series (the "Funds") of the Trust, as listed in Exhibit A to the Distribution Agreement;

     WHEREAS, the Adviser serves as investment adviser for the Funds, open-end investment companies registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

     WHEREAS, in consideration of Distributor's agreement to provide certain distribution services as described in the Distribution Agreement, the Adviser has agreed to compensate the Distributor to the extent that the Funds are not authorized to so compensate the Distributor.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Adviser and the Distributor hereby agree as follows:

1. SERVICES.

     Distributor will provide the Funds and the Adviser with the distribution support services set forth in the Distribution Agreement, which is attached hereto as Exhibit A.

2. COMPENSATION AND EXPENSES.

The Distributor shall be entitled to receive the compensation set forth in Exhibit B.

3. TERM AND TERMINATION.

     (a) This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, which is one (1) year, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to Distributor all fees to which Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date.

     This Agreement may be terminated without penalty by the Adviser upon 60 days' written notice provided that prior to or on such termination date, the Adviser pay to Distributor all compensation due as of such termination date.


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4. RIGHTS AND OBLIGATIONS OF THE ADVISER AND THE DISTRIBUTOR.

     The Adviser shall be responsible for the accuracy and completeness of information concerning its organization and sales channels that the Adviser furnishes to the Distributor in connection with the Distributor's provision of services pursuant to the Distribution Agreement.

5. REPRESENTATIONS AND WARRANTIES.

     (a) The Adviser represents and warrants the following:

          (i) this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

          (ii) the contractual advisory fees that the Adviser charges the Trust do not contain any component for the purpose of paying for fund distribution; and

          (iii) the Adviser will pay, or cause one of its affiliates to pay, to financial intermediaries, or will reimburse the Distributor in advance in full for the payment to financial intermediaries of, any and all upfront commissions on sales of Shares as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares; and

          (iv) this Agreement has been disclosed to the Board of Trustees of the Funds (the "Board"), and the Adviser has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or approval of the arrangements contemplated hereunder, including amounts expended by the Adviser hereunder.

     (b) The Distributor represents and warrants the following:

          (i) it is a duly registered broker-dealer in good standing with FINRA, and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

          (ii) it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by FINRA;

          (iii) this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.


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6. CONFIDENTIALITY.

     During the term of this Agreement, the Distributor and the Adviser may have access to confidential information relating to matters such as either party's business, procedures, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, knowhow, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over the Distributor, the Fund or the Adviser; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure as long as Adviser has been reasonably notified in advance; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

     In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly
(i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

7. LIMITATION OF LIABILITY; INDEMNIFICATION.


     The Distributor shall not be liable to the Adviser or the Funds for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement or the Distribution Agreement. The Adviser shall indemnify and hold harmless the Distributor, its affiliates and each of their respective employees, agents, directors and officers from and against, any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges and reasonable counsel fees incurred in connection therewith (collectively, "Losses") arising out of or related to the arrangement contemplated under this Agreement and/or the Distribution Agreement, except to the extent that Losses result from the Distributor's bad faith, willful misfeasance, or gross negligence or its reckless disregard of its express obligations and duties hereunder and/or under the Distribution Agreement.


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     The Adviser shall not be liable to the Distributor for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement. The Distributor shall indemnify and hold harmless the Adviser, its affiliates and each of their respective employees, agents, directors and officers from and against, any and all Losses arising out of or related to the arrangement contemplated under this Agreement, except to the extent that Losses result from the Adviser's bad faith, willful misfeasance, or gross negligence or its reckless disregard of its express obligations and duties hereunder.

8. NOTICES.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Adviser, to it at 6255 Chapman Field Drive, Miami, Florida 33156, Attention: President and if to Distributor, to it at Three Canal Plaza, Suite 100, Portland, Maine 04101, Attention: Legal Department, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

9. ASSIGNMENT.

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10. GOVERNING LAW.

     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

11. MISCELLANEOUS.

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

     (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

     (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.


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     (e) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     (f) Invoices for fees and expenses due to Distributor hereunder and as set forth in Exhibit B hereto shall be sent by Distributor to the address furnished below unless and until changed by Adviser (Adviser to provide reasonable advance notice of any change of billing address to Distributor):

Kenneth H. Thomas, Ph.D.
Community Development Fund Advisors, LLC
6255 Chapman Field Drive
Miami, FL 33156
Phone: 305-663-0100
Email: Ken@CommunityDevelopmentFund.com

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

COMMUNITY DEVELOPMENT FUND                     FORESIDE FUND SERVICES, LLC
ADVISORS, LLC

By: /S/ KENNETH H. THOMAS, PH.D.               BY: /S/ MARK FAIRBANKS
    ----------------------------               ----------------------
    Kenneth H. Thomas, Ph.D., President        Mark Fairbanks, Vice President












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                                   EXHIBIT A

                             DISTRIBUTION AGREEMENT


































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                                   EXHIBIT B

                                  COMPENSATION

DISTRIBUTION SERVICES FEES

     [REDACTED]






































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